EXHIBIT 10.1

AMERICAN EXPRESS
 SENIOR EXECUTIVE SEVERANCE PLAN

(As amended and restated effective May 1, 2018)

AMERICAN EXPRESS
 SENIOR EXECUTIVE SEVERANCE PLAN
(As amended and restated effective May 1, 2018)
TABLE OF CONTENTS

Introduction
Article 1 Definitions
Article 2 Participation
Article 3 Amount of Benefits
Article 4 Method of Payment
Article 5 Payment of Annual Incentive Awards
Article 6 Administration of the Plan
Article 7 Adopting Companies and Plan Mergers
Article 8 Amendment and Termination
Article 9 Financial Provisions
Article 10 Liability and Indemnification
Article 11 Miscellaneous
Schedule A Number of Weeks of Severance Benefits
1 1 7 9 12 14 15 17 17 18 18 20 22

AMERICAN EXPRESS
 SENIOR EXECUTIVE SEVERANCE PLAN
(As amended and restated effective May 1, 2018)
INTRODUCTION
The Board of Directors of American Express Company established the American Express Senior Executive Severance Plan effective as of January 1, 1994, to provide for severance benefits for certain eligible executives of American Express Company and its participating subsidiaries whose employment is terminated under certain conditions.  Severance benefits under the Plan are to be provided to such eligible executives in exchange for a signed agreement that includes a release of all claims.  The American Express Senior Executive Severance Plan is hereby amended and restated effective May 1, 2018, with respect to eligible Employees who receive notice of termination of employment on or after May 1, 2018.
ARTICLE 1
 DEFINITIONS
1.1 "Administration Committee" means the Committee established and appointed by the Board of Directors or by a committee of the Board of Directors.
1.2 "Affiliated Company" means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 414(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 414(c) of the Code) with the Company, but which is not an Employing Company.
1.3 "Annualized Compensation" means, for an Employee for a given year, the Employee's annualized compensation based upon the annual rate of pay for services provided to the Employing Company for the taxable year of the Employee for the year preceding the given year in which the Employee has a Separation from Service (adjusted for any increases during the given year that was expected to continue indefinitely if the Employee had not had a Separation from Service), determined in accordance with Section 1.409A-1(b)(9)(iii)(A)(1) of the Treasury Regulations.
1.4 "Base Salary" means the regular basic cash remuneration before deductions for taxes and other items withheld, payable to an Employee for services rendered to an Employing Company, but not including pay for bonuses, incentive compensation, special pay, awards or commissions.
1.5 "Board of Directors" means the board of directors of the Company.
1.6 "Bonus" means annual incentive compensation paid to an Employee over and above Base Salary earned and paid in cash or otherwise under any executive bonus or sales incentive plan or program of an Employing Company.  Annual incentive compensation shall not include incentive compensation with a performance period longer than one year (e.g., performance grant awards), but shall include restricted stock awards expressly granted in lieu of cash supplemental annual incentive awards.

1.7 "Change in Control" means the happening of any of the following:
(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25 percent or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities:  (A) any acquisition directly from the Company; (B) any acquisition by the Company or any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"); (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (D) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (E) any acquisition by an individual, entity or group that is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor schedule), provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this subsection, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date; or (F) any acquisition by any corporation pursuant to a reorganization, merger or consolidation if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of Section 1.7(c) are satisfied.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") became the beneficial owner of 25 percent or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company which, by reducing the number of Outstanding Company Common Shares or Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Company Common Shares or Outstanding Company Voting Securities which increases the percentage of the Outstanding Company Common Shares or Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or
(b) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(c) The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar corporate transaction involving the Company or any of its direct or indirect Subsidiaries (each a "Business Combination"), in each case, unless, following such Business Combination, (i) the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50 percent of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary of such corporation resulting from such Business Combination or any parent or subsidiary thereof, and any Person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 25 percent or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such Business Combination; or
(d) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (i) more than 50 percent of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (ii) no Person (excluding the Company and any employee benefit plan (or related trust)) of the Company or a Subsidiary or of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 25 percent or more of the Outstanding Company Common Shares or Outstanding

Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25 percent or more of respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale, lease, exchange or other disposition of assets of the Company; or

(e) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
1.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.9 "Committee" means the Compensation and Benefits Committee of the Board of Directors or any successor committee appointed by the Board of Directors.
1.10 "Company" means American Express Company, a New York corporation, its successors and assigns.
1.11 "Comparable Position" means a job with the Company, an Employing Company, an Affiliated Company or successor company at the same or higher Base Salary as an Employee's current job and at a work location within reasonable commuting distance from an Employee's home, as determined by such Employee's Employing Company.  For Employees in the Employing Company's international expatriate program, Comparable Position means a job with an Employing Company, an Affiliated Company or successor company at the same or higher Base Salary as an Employee's current job and at a work location in the Employee's country of assignment, home country or career base country.
1.12 "Competitor" means, for an Employee, a company included in the competitor list in the Agreement required by Section 3.6 and signed by the Employee.
1.13  "Constructive Termination" means a Separation from Service by an Employee from an Employing Company as a result of one or more of the following without the Employee's written consent within two years after a Change in Control (each of the following, a "Good Reason"):
(a) a material reduction in Base Salary, except for across‑the‑board changes similarly affecting all Employees of the Employing Company and all Employees of any Person in control of the Employing Company, or any material reduction in the aggregate of the Employee's annual and long term incentive opportunity, in each case from that in effect immediately prior to the Change in Control;
(b) the Employing Company's requirement that the Employee be based more than 50 miles from the location at which the Employee was based immediately prior to the Change in Control and which location is more than 35 miles from the Employee's residence;
(c) the assignment to the Employee of any duties that are materially inconsistent with the Employee's duties prior to the Change in Control; or

(d) a significant reduction in the Employee's position, duties, or responsibilities from those in effect prior to the Change in Control.
The Employee shall notify the Employing Company within 30 days after the occurrence of an event giving rise to a Good Reason and the Employing Company shall have 30 days to remedy the condition, and if remedied by the Employing Company within such 30-day period, no Good Reason shall exist on account of the remedied event.  A "Constructive Termination" is intended to qualify as an involuntary separation from service for purposes of Section 409A, and this definition of "Constructive Termination" shall be administered and interpreted consistent with such intention.
1.14 "Defined Termination" means a Separation from Service of an Employee within two years after a Change in Control that occurs as a result of either:  (a) an Involuntary Termination, or (b) a Constructive Termination.
1.15 "Employee" means any person, at the senior executive level as defined by the Administration Committee, paid through the payroll function of the Employing Company (as opposed to the accounts payable function of the Employing Company) and employed on a regular full‑time basis (i.e., an employee whose scheduled workweek is consistent with the standard workweek schedule of a business unit or department) or regular part-time basis (i.e., an employee who is scheduled to work at least 20 hours per week, but fewer than the hours of a regular full-time employee) by an Employing Company, who receives from an Employing Company a regular stated compensation and an annual IRS Form W-2; provided, however, that an Employing Company or operating business unit thereof, due to business, marketplace or employee relations reasons, may, in its sole discretion, by policy exclude from the definition of Employee under the Plan any category or level of employee employed in a non-exempt, exempt or executive level position or in an initial probationary or trial period of employment.  The term "Employee" shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with an Employing Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.
1.16 "Employing Company" means the Company and such of its subsidiaries and affiliated companies and other trades or businesses as have adopted the Plan and have been admitted to participation by the Committee or any one or more of them, and any corporation or other entity succeeding to the rights and assuming the obligations of any such company hereunder in the manner described in Section 7.1.
1.17 "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time.
1.18 "Executive Officer" means an employee of the Company or one of its subsidiaries who is in a position which is designated by the Board of Directors of the Company as a position which is subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under in respect of the equity securities of the Company; provided, however, that the Comptroller of the Company (although subject to the above reporting requirements) shall not be deemed to be an Executive Officer.

1.19 "Good Cause" means a discontinuance of an Employee's employment by an Employing Company upon one of the following:
(a) the Employee's Willful and continued failure to adequately perform substantially all of the Employee's duties with the Employing Company;
(b) the Employee's Willful engagement in conduct which is demonstrably and materially injurious to the Employing Company or an affiliate thereof, monetarily or otherwise; or
(c) the Employee's conviction of a felony.
1.20 "Incentive Compensation Plan" means the American Express Company 2007 Incentive Compensation Plan, as amended from time to time, the American Express Company 2016 Incentive Compensation Plan, as amended from time to time, and any successor plan(s) thereto.
1.21 "Involuntary Termination" means any involuntary Separation from Service by an Employee from an Employing Company for reasons other than Good Cause within two years after a Change in Control.  An "Involuntary Termination" is intended to qualify as an involuntary separation from service for purposes of Section 409A, and this definition of "Involuntary Termination" shall be administered and interpreted consistent with such intention.
1.22 "Leave of Absence" means the period during which an Employee is absent from work pursuant to a leave of absence granted by an Employing Company where such leave of absence does not result in a Separation from Service.
1.23 "Mutually Satisfactory Resignation" means an Employee's resignation where the Employing Company would have terminated the Employee's services if the Employee did not voluntarily resign, and the Employee was aware of that fact.  A "Mutually Satisfactory Resignation" is intended to qualify as an involuntary separation from service for purposes of Section 409A, and this definition of "Mutually Satisfactory Resignation" shall be administered and interpreted consistent with such intention.
1.24 "Plan" means the American Express Senior Executive Severance Plan, as set forth herein and as hereafter amended from time to time.
1.25 "Plan Year" means a calendar year.
1.26 "Policy" means the American Express Section 409A Compliance Policy, as amended from time to time, and any successor policy thereto.
1.27 "Predecessor Company" means any corporation or unincorporated entity heretofore or hereafter merged or consolidated with or otherwise absorbed by an Employing Company or any substantial part of the business of which has been or shall be acquired by an Employing Company.
1.28 "Retirement" means a Separation from Service that qualifies as a "normal retirement," as defined in and meeting the terms and conditions of the American Express Retirement Savings Plan, as amended from time to time, and any successor plan thereto.

1.29 "Section 409A" means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.
1.30 "Section 409A Change in Control" means a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Employing Company, each as determined in accordance with Section 409A.
1.31 "Section 401(a)(17) Limit" means, with respect to a given year, the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for such year, determined in accordance with Section 1.409A-1(b)(9)(iii)(A)(2) of the Treasury Regulations.
1.32 "Separation from Service" means a "separation from service" for purposes of Section 409A, as determined in accordance with the Policy.
1.33 "Separation Period" means the period of time over which an Employee receives severance benefits under the Plan in substantially equal installment payments, which shall be equal to the number of weeks of severance benefits to which the Employee is entitled pursuant to Schedule A hereto.
1.34 "Willful" means that an act or failure to act on an Employee's part is done, or omitted to be done, by the Employee in a manner that is not in good faith, and that is without reasonable belief that such action or omission was in the best interests of an Employing Company.
ARTICLE 2
 PARTICIPATION
2.1 Eligibility to Receive Benefits.  Subject to Section 2.2, each Employee shall be eligible to receive benefits under the Plan in the event of such Employee's Separation from Service from an Employing Company for one of the following reasons:
(a) reduction in force;
(b) position elimination;
(c) office closing;
(d) poor performance;
(e) Mutually Satisfactory Resignation;
(f) relocation of an employee's current position that does not meet the definition of Comparable Position; or
(g) Defined Termination (notwithstanding any provision of Section 2.3).

2.2 Limitations on Eligibility.  In the event an Employee who is otherwise eligible to receive benefits under the Plan is offered a Comparable Position (whether the position is accepted or rejected by the Employee), the Employee will not be eligible to receive benefits under the Plan with respect to any resultant Separation from Service.  In addition, an Employee is not eligible to receive benefits under the Plan if the Employee accepts any position in the Company, an Employing Company, an Affiliated Company or successor company (regardless of whether it is a Comparable Position).  An Employee who is an Executive Officer and who otherwise meets the eligibility criteria may only receive benefits under the Plan if approved by the Committee in advance.  An Employee who is offered or placed on a temporary layoff status (often referred to as a furlough) with reduced or no pay for a period of less than six months during which time the Employee continues to participate in certain benefit plans as determined by the Company is not eligible to receive benefits under the Plan.  Subject to Section 7.1, in respect of a Separation from Service after December 31, 2013, an Employee in Band 80 or above who at the time of Separation from Service is age 65 or older, on the U.S. payroll and otherwise meets the requirements of the "Bona Fide Executives or High Policymakers" exemption under the Age Discrimination in Employment Act of 1967 (29 USC Section 631(c)) is not eligible to receive benefits under the Plan.
2.3 Ineligibility for Participation.  An Employee is ineligible to receive benefits under the Plan in the event of his or her Separation from Service by an Employing Company for a reason other than those enumerated in Section 2.1, including, but not limited to, the following:
(a) voluntary resignation;
(b) failure to report for work;
(c) failure to return from leave;
(d) return from a Leave of Absence which extends beyond the policy reinstatement period, if applicable, and no position is available;
(e) excessive absenteeism or lateness;
(f) merger, acquisition, sale, transfer, outsourcing or reorganization of all or part of the Employing Company or any affiliate thereof where either (i) a Comparable Position is offered with, or (ii) the Employee accepts any position (regardless of whether it is a Comparable Position) with, a successor company, whether affiliated or unaffiliated with the Employing Company, including an outside contractor, and whether or not the successor company adopts the Plan;
(g) violation of a policy or procedure of the Employing Company, insubordination, unwillingness to perform the duties of a position, suspected dishonesty, or other misconduct;
(h) Retirement, including the acceptance of any Employing Company sponsored retirement incentive; provided, however, that in the event an Employee is otherwise eligible for a severance pay benefit in accordance with Section 2.1 and also eligible for Retirement, the Employee shall be eligible to receive benefits under the Plan in accordance with Article 3; or
(i) death.

ARTICLE 3
 AMOUNT OF BENEFITS
3.1 Amount of Benefits.  The severance benefit payable to an eligible Employee under the Plan shall be based on his or her position with the Company, Employing Company or Affiliated Company.  The formula for determining an Employee's severance benefit payment shall be calculated by first adding together (a) the Employee's annual Base Salary in effect immediately prior to the date of Separation from Service and (b) the Employee's designated target Bonus for the Plan Year in which management tenders to him or her the Agreement required pursuant to Section 3.6, or his or her most recent target Bonus if new target Bonuses for such Plan Year have not yet been set as of such date.  The sum of Section 3.1(a) and (b) shall then be divided by 52 to calculate the weekly severance benefit (the "Weekly Severance Benefit Amount").  The amount of the total severance benefit (the "Gross Severance Benefit Amount") shall be determined by multiplying the Weekly Severance Benefit Amount by the number of weeks of severance benefits to which the Employee is entitled pursuant to Schedule A hereto.  The total amount of severance calculated pursuant to Schedule A hereto shall not exceed 52 weeks for Employees who are not Executive Officers or 78 weeks for Executive Officers.
3.2 Limitations on Amount of Severance Benefits.  To the extent permissible under Section 409A, benefits payable under the Plan to an Employee shall be inclusive of and offset by any other severance, redundancy or termination payment made by an Employing Company to the Employee, including, but not limited to, any amounts paid pursuant to federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements, any amounts owed the Employee pursuant to a contract with the Employing Company (unless the contract specifically provides otherwise) and amounts paid to an Employee placed in a temporary layoff status (often referred to as a furlough) which immediately precedes the commencement of the severance payments.
3.3 Effect of Notice of Termination.  After notice of termination of employment is provided to an Employee, no new long term incentive awards under the Incentive Compensation Plan may be granted to the Employee.
3.4 Reemployment and Other Employment.
(a) In the event an Employee is reemployed by the Employing Company or an Affiliated Company within the Separation Period, the severance benefits, if any, that are in excess of the number of weeks between the Separation from Service and the rehire date shall be repaid by the Employee or withheld by the Employing Company, as the case may be; and any benefits withheld or repaid shall be forfeited by the Employee.  In the further event an eligible Employee who is receiving severance benefits under the Plan is later rehired by an Employing Company or an Affiliated Company, and employment later terminates under conditions making such Employee eligible for severance benefits under the Plan, the amount of the second severance benefit will be based on such Employee's actual date of reemployment and not the original date of employment.
(b) In the event an Employee is employed by a Competitor within the Separation Period, (i) the Employee must return any severance benefits paid pursuant to Section 3.1 or Article 5 of the Plan, plus the value of any long term incentive awards which vested during the Separation Period, and (ii) any unvested portion of any long term incentive award shall be forfeited.

(c) In the event an Employee is employed other than by the Employing Company, an Affiliated Company or a Competitor within the Separation Period, severance benefits shall remain payable; provided, however, the unvested portion of any of the Employee's long term incentive awards shall be forfeited, subject to the Employee's right to the retirement treatment applicable to such long term incentive awards under the Incentive Compensation Plan and the Employee's award agreements thereunder.
(d) In the event an Employee is employed by any company after notice of termination of employment is provided, but prior to his or her Separation from Service, all severance benefits shall be forfeited.
3.5 Withholding Tax.  The Employing Company shall deduct from the amount of any severance benefits payable under the Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government.  In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Employing Company for purposes of income tax withholding on regular wages.
3.6 Requirement of Signed Agreement.  Receipt of severance benefits under the Plan is conditioned upon the Employee signing an agreement with the Employee's Employing Company in a form satisfactory to the Company and in accordance with the requirements of applicable law (the "Agreement").  The Agreement must include a release of claims and may include whatever other terms the Employing Company deems appropriate, including restrictive covenants.  If the terms of the Agreement are found to be legally unenforceable, the Employee must return any severance benefits paid pursuant to Section 3.1 of the Plan plus the value of any long term incentive awards which vested during the Separation Period; provided, however, that in the event the Employee has a Defined Termination, such restrictive covenants shall: (a) be reasonable under the applicable facts and circumstances; (b) include the following (i) non-solicitation of customers and employees; (ii) confidentiality of business data; (iii) full release of claims; and (iv) non-denigration of the Company and its affiliates, and their officers, directors and agents; and (c) not include any non-competition limitations.  Notwithstanding anything herein to the contrary, the Company shall, for a period of two years and one day following a Change in Control, be prohibited from entering into any agreement with an Employee, which contains a more expansive Competitor List (as provided in Paragraph 2 of the "Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards") than that which was in effect for such Employee immediately prior to the date of such Change in Control.  If an Employee has already signed the Agreement required by this Section 3.6 prior to the date of a Change in Control, the Employee is not eligible to receive any benefits that would otherwise be triggered by a Change in Control, except as provided by Section 4.1(g).
3.7 Excise Tax.
(a) This Section 3.7 shall apply in the event of a Change in Control.

(b) In the event that any payment or benefit received or to be received by an Employee hereunder in connection with a Change in Control or such Employee's Separation from Service (such payments and benefits hereinafter referred to collectively as the "Payments"), will be subject to the excise tax (the "Excise Tax") referred to in Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (A) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which an Employee would be subject in respect of such unreduced Total Payments); provided, however, that the Employee may elect in writing to have other components of his or her Total Payments reduced prior to any reduction in the Payments hereunder.
(c) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder:  (i) all payments and benefits received or to be received by an Employee in connection with such Change in Control or such Employee's Separation from Service, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company, any Person (as such term is defined in Section 1.7) whose actions result in such Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits being hereinafter referred to as the "Total Payments"), shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Administration Committee (the "Firm"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(2)(A) or Section 280G(b)(4)(A) of the Code;  (ii) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account; (iii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iv) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance there under.  For purposes of determining whether any Payments in respect of a Employee shall be reduced, the Employee  shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Employee's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Payments are made.  The Firm will be paid reasonable compensation by the Company for its services.
(d) As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, the Company shall provide to each Employee with respect to whom it is proposed that Payments be reduced, a written statement setting forth the manner in which the Total Payments in respect of such Employee were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

ARTICLE 4
 METHOD OF PAYMENT
4.1 Payment.
(a) Except as otherwise provided by this Article 4 or the Plan, the Company shall pay the Gross Severance Benefit Amount to the Employee during the Separation Period in substantially equal payments in accordance with the normal payroll schedule applicable to the Employee, commencing with the applicable payroll period immediately following the Employee's Separation from Service.  Except as otherwise required by this Article 4 or the Plan, the payment of the Gross Severance Benefit Amount to the Employee shall commence no later than 90 days after notice of termination of employment is provided to the Employee.
(b) If the severance benefits provided under the Plan qualify for the involuntary separation pay exception under Section 409A, the Employee is a "specified employee" (for purposes of Section 409A and as determined in accordance with the Policy) on the date of his or her Separation from Service, and the total amount of benefits to be paid to the Employee during the six-month period following his or her Separation from Service is more than two times the lesser of the Employee's Annualized Compensation or the Section 401(a)(17) Limit, each for the year in which the Separation from Service occurs, then:
(i) the severance benefits to be paid during the six-month period following the Employee's Separation from Service shall be two times the lesser of the Employee's Annualized Compensation or the Section 401(a)(17) Limit, each for the year in which the Separation from Service occurs, divided by the number of severance payments to be made during such six-month period (given the normal payroll schedule applicable to the Employee);
(ii) the difference between the amount of the severance benefits actually paid by the Company or Employing Company pursuant to Section 4.1(b)(i) and the amount the Employee would have received during such six-month period but for the application of Section 4.1(b)(i), shall be paid to the Employee on the first payroll date immediately following the first day of the seventh month following the Employee's Separation from Service; and
(iii) the balance of the severance benefits to be paid for the remainder of the Separation Period following the expiration of the six-month period shall be paid in accordance with Section 4.1(a).
(c) In the event that the severance benefits provided under the Plan do not qualify for the involuntary separation pay exception under Section 409A and the Employee is a "specified employee" (for purposes of Section 409A and as determined in accordance with the Policy) on the date of his or her Separation from Service, then:

(i) the amount the Employee would have received during the six-month period following the Employee's Separation from Service had the severance benefits been paid in installments in accordance with Section 4.1(a) during such six-month period shall be paid to the Employee in a lump sum on the first payroll date immediately following the first day of the seventh month following the Employee's Separation from Service; and
(ii) the balance of the severance benefits to be paid for the remainder of the Separation Period following the expiration of the six-month period shall be paid in accordance with Section 4.1(a).
(d) In the event the Employee has a Defined Termination, and the Change in Control to which the Defined Termination relates qualifies as a Section 409A Change in Control, then:
(i) if the Employee is not a "specified employee" (for purposes of Section 409A and as determined in accordance with the Policy) on the date of his or her Separation from Service, the Employee's Gross Severance Benefit Amount will be paid to him or her in a lump sum within 15 days following the Employee's Separation from Service; and
(ii) if the Employee is a "specified employee" (for purposes of Section 409A and as determined in accordance with the Policy) on the date of his or her Separation from Service, the Employee's Gross Severance Benefit Amount will be paid to him or her as follows:
(1) if the severance benefits provided under the Plan qualify for the involuntary separation pay exception under Section 409A, an amount equal to two times the lesser of the Employee's Annualized Compensation or the Section 401(a)(17) Limit, each for the year in which the Separation from Service occurs, shall be paid to him or her in a lump sum within 15 days following the Employee's Separation from Service; and
(2) the Employee's Gross Severance Benefit Amount, less the amount, if any, paid to the Employee pursuant to Section 4.1(d)(ii)(1), will be paid to him or her in a lump sum on the first day of the seventh month following the Employee's Separation from Service.
(e) Notwithstanding anything in the Plan to the contrary, if the Employee's Separation from Service occurs within two years following a Change in Control, then to the extent permissible under Section 409A, the Employee shall continue to be eligible to receive benefits under the Company's medical and dental plans for the applicable period as if the Employee were paid severance in installments, such benefits to be substantially identical to the benefits provided immediately prior to the Change in Control.  In the event that the continuation of any such benefits during the six-month period following Separation from Service would result in the imposition of a tax under Section 409A, the Company shall allow the Employee to pay the out-of-pocket cost of such benefits during such six-month period and the Company will make a lump-sum payment to the Employee in an amount equal to the out-of-pocket costs so paid by the Employee, on the first day of the seventh month following the Employee's Separation from Service.

(f) Notwithstanding anything in the Plan to the contrary, if the Employee is not a United States citizen and has not been taxable for US federal income tax purposes as a resident alien at any time during his or her employment with the Employing Company, then, to the extent it would not result in the imposition of the excise tax or penalty under Section 409A to the Employee, the Employing Company may pay the Gross Severance Benefit Amount to the Employee in a lump sum or installments, in the Employing Company's sole discretion.
(g) Inactive Employment Status.  During the Separation Period, the Employee will remain in an inactive employment status until receipt of such payments is completed, at which time employment will be terminated.  During the Separation Period, to the extent permissible under Section 409A, certain other employee benefits may be continued, payment for which shall be deducted from such severance payments in accordance with the Employee's previously elected benefit coverage.  During the Separation Period, the Company reserves the right, to the extent permissible under Section 409A, to continue other programs such as the Perquisite Program in accordance with its policies, which may be changed or terminated from time to time.  During the Separation Period, to the extent permissible under Section 409A and except as otherwise provided by Section 3.4, vesting of any long term incentive award granted under the Incentive Compensation Plan to the Employee shall continue in accordance with the terms of such award.  Nothing in this Section 4.1(g) shall create a contract to provide such benefits.
4.2 Limitations on Severance Payments.  In no event shall the period of time during which an Employee receives severance payments exceed 104 weeks.  Nothing in this Section 4.2 shall affect the total number of weeks payable under the Plan pursuant to Schedule A hereto.
4.3 Death.  In the event an Employee dies before full receipt of severance benefits payable under the Plan, the remaining severance benefits will be paid to the legal representative of such Employee's estate in a lump sum after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto; provided, however, payment must be made within 90 days of the date of the Employee's death, or such later date permitted by Section 409A.
ARTICLE 5
 PAYMENT OF ANNUAL INCENTIVE AWARDS
5.1 Pro-Rated Bonus.  Subject to Section 5.4, if applicable, if an Employee is eligible to receive benefits under the Plan as a result of such Employee's Separation from Service from an Employing Company pursuant to Article 2, then the Employee will be entitled to receive a pro-rata portion of his or her Bonus for the Plan Year in which his or her Separation from Service occurs if: (a) the Employee signs the Agreement required by Section 3.6 on or after September 1, 2013; and (b) if the Employee is an Executive Officer, the Committee approves the payment of the Bonus to the extent required by Section 5.4.
5.2 Amount of Pro-Rata Bonus.  Subject to Section 5.4, if applicable, the amount of the pro-rata Bonus payable under Section 5.1 shall be an amount equal to a pro-rated portion of the Employee's designated target Bonus for the Plan Year in which the Separation from Service occurs, or the most recent target Bonus if new target Bonuses for such Plan Year have not yet been set.  Pro-ration shall be based on the number of days from the beginning of the Plan Year in which the Separation from Service occurs through the date of the Employee's Separation from Service, over the total number of days in that Plan Year.  (For the avoidance of doubt, pro-ration shall not take into consideration any portion of an applicable Separation Period.)

5.3 Time and Form of Payment.  The payment of a pro-rata Bonus under this Article 5 shall be made at the time and in accordance with the normal payment terms applicable to the Bonus, which is usually in the first quarter of the following year.  Payment of the pro-rata Bonus under this Article 5 shall be made in cash.  For the avoidance of doubt, the pro-rata Bonus payable under this Article 5 shall not be considered severance pay for purposes of Article 4.
5.4 Section 162(m) Exemption.  Notwithstanding any other provision of this Article 5, if the Employee's Bonus for the year in which the Employee Separates from Service was granted under the Company's 2007 Incentive Compensation Plan, as amended and restated, or a successor plan thereto, so that the Bonus may qualify for the performance-based compensation exemption to the deduction limitation under Section 162(m) of the Code, then the payment of such pro-rata Bonus under this Article 5 shall require that (a) the performance goal(s) (or at least the threshold level of performance if the amount of the Bonus depends on the level of performance) required by the Bonus is satisfied, and (b) the Committee certifies satisfaction of such performance in writing.  In addition, the amount of a pro-rata Bonus subject to this Article 5 shall remain subject to the exercise of negative discretion by the Committee in accordance with the terms of the Bonus.  Bonuses subject to this Article 5 shall be administered and this Article 5 shall be interpreted consistent with the intention that the Bonus qualifies for the performance-based compensation exemption from the deduction limitation under Section 162(m) of the Code.
5.5 Tax Withholding.  The Employing Company shall deduct from the amount of any pro-rata Bonus payable under this Article 5 any amount required to be withheld by the Employing Company by reason of any law or regulation for the payment of taxes or otherwise to any federal, state, local or foreign government.  In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Employing Company for purposes of income tax withholding on regular wages.
5.6 Administration, Interpretation and Limitations.  The payment of a pro-rata Bonus under this Article 5 is subject to the provisions of Section 3.7, Section 11.5 and Section 11.6.
ARTICLE 6
 ADMINISTRATION OF THE PLAN
6.1 Powers of the Employing Company.  The Employing Company shall have such powers, authorities and discretion as are necessary or appropriate in order to carry out its duties under the Plan, including, but not limited to, the power:
(a) to obtain such information as it shall deem necessary or appropriate in order to carry out its duties under the Plan;
(b) to make determinations with respect to the grounds for termination of employment of any Employee; and

(c) to establish and maintain necessary records.
6.2 Employing Company Authority.  Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Employing Company's sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.
6.3 Administration Committee Duties and Powers.  The Administration Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties.  The Administration Committee shall be the "Administrator" of the Plan and shall be, in its capacity as Administrator, a "Named Fiduciary," as such terms are defined or used in ERISA.  For the purposes of carrying out its duties as Administrator, the Administration Committee may, in its sole discretion, allocate its responsibilities under the Plan among its members, and may, in its sole discretion, designate persons other than members of the Administration Committee to carry out such of its responsibilities under the Plan as it may deem fit.  In addition to the powers of the Administration Committee specified elsewhere in the Plan, the Administration Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties:
(a) to interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions;
(b) to make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and
(c) to decide all questions on appeal concerning the Plan and the eligibility of any person to receive benefits under the Plan.
6.4 Determinations.  The determination of the Administration Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.
6.5 Claims Review Procedure.  Consistent with the requirements of ERISA and the regulations thereunder as promulgated by the Secretary of Labor from time to time, the following claims review procedure shall be followed with respect to the denial of severance benefits to any Employee:
(a) Within 30 days from the date of an Employee's Separation from Service, the Employing Company shall furnish such Employee either an agreement offering severance benefits under the Plan or notice of such Employee's ineligibility for or denial of severance benefits, either in whole or in part.  Such notice from the Employing Company will be in writing and sent to the Employee or the legal representative of his or her estate stating the reasons for such ineligibility or denial and, if applicable, a description of additional information that might cause a reconsideration by the Administration Committee or its delegate of the decision and an explanation of the Plan's claims review procedure.  In the event such notice is not furnished within 30 days, any claim for severance benefits shall be deemed denied and the Employee shall be permitted to proceed to Section 6.5(b).

(b) Within 60 days after receiving notice of such denial or ineligibility or within 90 days after the Employee's Separation from Service if no notice is received, the Employee, the legal representative of his or her estate or a duly authorized representative may then submit to the Administration Committee a written request for a review of such decision of denial.
(c) The Administration Committee will review the claim and within 60 days (or 120 days in special circumstances) provide a written response to the appeal setting forth specific reasons for such decision.  In the event the decision on review is not furnished within such time period, the claim shall be deemed denied.
ARTICLE 7
 ADOPTING COMPANIES AND PLAN MERGERS
7.1 Adopting Companies.  Any corporation which succeeds to the business and assets of the Company or any part of its operations, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing.  Any corporation which succeeds to the business of any Employing Company other than the Company, or any part of the operations of such Employing Company, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such Employing Company and said corporation shall have agreed upon in writing; provided, however, that such adoption and the terms thereof agreed upon in such writing have been approved by the Company.
ARTICLE 8
 AMENDMENT AND TERMINATION
8.1 Right to Amend or Terminate.  The Company reserves the right, by action of the Board of Directors or the Committee, to amend or terminate the Plan in whole or in part at any time and from time to time, and any amendment or effective date of termination may be given retroactive effect; provided, however, that the Plan may not be amended or terminated if such amendment or termination would cause the Plan to fail to comply with, or cause an Employee to be subject to tax under, Section 409A.  The foregoing sentence to the contrary notwithstanding, for a period of two years and one day after the date of an occurrence of a Change in Control, neither the Board of Directors nor the Committee may terminate the Plan or amend the Plan in a manner that is detrimental to the rights of any eligible Employee under the Plan without his or her written consent.  To the extent permissible under Section 409A, the period over which the Gross Severance Benefit Amount is payable and/or the 90-day period specified by Section 4.1(a) may be extended with the approval of the Committee, for Executive Officers, and with the approval of the Company's Chief Human Resources Officer, for Employees who are not Executive Officers.

8.2 Termination by an Employing Company.  Any Employing Company other than the Company may withdraw from participation in the Plan at any time by delivering to the Administration Committee written notification to that effect signed by such Employing Company's chief executive officer or his or her delegate.  Withdrawal by any Employing Company pursuant to this Section 8.2, or complete discontinuance of severance benefits under the Plan by any Employing Company other than the Company, shall constitute termination of the Plan with respect to such Employing Company.  The foregoing sentence to the contrary notwithstanding, neither the Board of Directors nor the Committee may terminate the Plan or amend the Plan in a manner that (a) would cause the Plan to fail to comply with, or cause an Employee to be subject to tax under, Section 409A; (b) is detrimental to the rights of any eligible Employee of the Plan without his or her written consent (i) with respect to the provisions of the Plan which become applicable upon a Change in Control, and (ii) with respect to all provisions of the Plan for a period of two years and one day after the date of a Change in Control.
8.3 Limitation on Benefits.  In the event any Employing Company withdraws from participation or the Company terminates the Plan as provided in this Article 8, no Employee shall be entitled to receive benefits hereunder for employment either before or after such action.
ARTICLE 9
 FINANCIAL PROVISIONS
9.1 Funding.  All severance benefits payable under the Plan shall be payable and provided for solely from the general assets of the Employing Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Employing Company.  The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any severance benefits under the Plan.
ARTICLE 10
 LIABILITY AND INDEMNIFICATION
10.1 Standard of Conduct.  To the extent permitted by ERISA and other applicable law, no member (which term, as used in this Article 10, shall include any employee of any Employing Company designated to carry out any responsibility of the Administration Committee pursuant to Section 6.3) of the Administration Committee shall be liable for anything done or omitted to be done by him or her in connection with the Plan, unless the member failed to act (a) in good faith and (b) for a purpose which such member reasonably believed to be in accordance with the intent of the Plan.  The Company or Employing Company as applicable hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he or she, his or her testator or intestate, was or is a member of the Administration Committee, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Administration Committee acted in good faith for a purpose which he or she reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.  Any reimbursement shall be paid to a member of the Administration Committee in accordance with the Policy.

10.2 Presumption of Good Faith.  The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Administration Committee did not act (a) in good faith and (b) for a purpose which he or she reasonably believed to be in accordance with the intent of the Plan.
10.3 Successful Defense.  A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 10.1 shall be entitled to indemnification as authorized in such Section 10.1.
10.4 Unsuccessful Defense.  Except as provided in Section 10.3, any indemnification under Section 10.1, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:
(a) by the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Administration Committee has met the standard of conduct set forth in Section 10.1; or
(b) if a quorum under Section 10.4(a) is not obtainable with due diligence:
(i) by the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper under the circumstances because the standard of conduct set forth in Section 10.1 has been met by such member of the Administration Committee; or
(ii) by the shareholders of the Company upon a finding that the member of the Administration Committee has met the standard of conduct set forth in such Section 10.1.
10.5 Advance Payments.  Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company, as applicable, in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 10.4, except that, in view of the obligation of repayment set forth in Section 10.6, there need be no finding or opinion that the required standard of conduct has been met.
10.6 Repayment of Advance Payments.  All expenses incurred in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company, as applicable, under Section 10.5 shall be repaid upon demand by the Company or Employing Company in case the person receiving such advance is ultimately found, under the procedures set forth in this Article 10, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Company or Employing Company, as applicable, exceed the indemnification to which he or she is entitled.

10.7 Right to Indemnification.  Notwithstanding the failure of the Company or Employing Company, as applicable, to provide indemnification in the manner set forth in Section 10.4 or 10.5, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Administration Committee has met the standard of conduct set forth in Section 10.1, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company, as applicable, as a matter of contract by virtue of the Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company, as applicable, in any court of competent jurisdiction.
ARTICLE 11
 MISCELLANEOUS
11.1 No Right to Continued Employment.  Nothing in the Plan shall be construed as giving any Employee the right to be retained in the employ of any Employing Company or any right to any payment whatsoever, except to the extent of the severance benefits provided for by the Plan.  Each Employing Company expressly reserves the right to dismiss any Employee at any time and for any reason without liability for the effect which such dismissal might have upon him or her as an eligible Employee under the Plan.
11.2 Construction.  The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.  Headings in this document are for identification purposes only and do not constitute a part of the Plan.
11.3 Governing Law.  The Plan shall be governed by and construed in accordance with the substantive laws but not the choice of law rules of the state of New York, except to the extent that such laws have been superseded by federal law.
11.4 Expenses of the Plan.  The expenses of establishment and administration of the Plan shall be paid by the Employing Companies.  Any expenses paid by the Company pursuant to this Section 11.4 and indemnification under Article 10 shall be subject to reimbursement by the other Employing Companies of their proportionate shares of such expenses and indemnification, as determined by the Administration Committee in its sole discretion.
11.5 Section 409A.  It is intended that the benefits under the Plan and the payment of a pro-rata Bonus under Article 5, if any, are either exempt from, or compliant with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits or pro-rata Bonus accrued hereunder in a taxable year prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Employees.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Policy.  To the extent that a distribution or payment to an Employee is not exempt from Section 409A and is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the Employee's Separation from Service, and any payments that otherwise would have been paid to the Employee during the six-month period immediately following the Employee's Separation from Service shall be paid to the Employee in a lump sum on the first day of the seventh month following the Employee's Separation from Service, or as soon as administratively practicable thereafter, but in no event later than 90 days thereafter.

11.6 FDIA Limitations.  Notwithstanding any other provision of the Plan to the contrary, any payments or benefits to an Employee pursuant to the Plan, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.
*     *     *     *     *

AMERICAN EXPRESS
 SENIOR EXECUTIVE SEVERANCE PLAN
(As amended and restated effective May 1, 2018)

SCHEDULE A
 NUMBER OF WEEKS OF SEVERANCE BENEFITS

Employees Who Are Not Executive Officers	Executive Officers

52	78